[LETTERHEAD OF THACHER PROFFITT & WOOD LLP]


                                             February 23, 2004



Carver Bancorp, Inc.
75 West 125th Street
New York, NY 10027

         Re:      Carver Bancorp, Inc. Management Recognition Plan
                  ------------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel for Carver Bancorp, Inc., a Delaware corporation ("Corporation"), in connection with the filing of a registration statement on Form S-8 under the Securities Act of 1933, as amended ("Registration Statement"), with respect to 50,000 shares of the Corporation's common stock, par value $.01 per share ("Shares"). We have been advised that the Shares either were or will be purchased by the Corporation in open market purchases pursuant to the Corporation's repurchase program in part to fund stock grants pursuant to the Carver Bancorp, Inc. Management Recognition Plan (Amended and Restated as of September 23, 2003) ("Plan"). In rendering the opinion set forth below, we do not express any opinion concerning law other than the federal law of the United States and the corporate law of the States of New York and Delaware.

         We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments, and we have examined such matters of law, as we have deemed necessary or appropriate as a basis for the opinion set forth herein. As to matters of fact, we have examined and relied upon the Plan described above and, where we have deemed appropriate, representations or certificates of officers of the Corporation or public officials and we did not independently establish or verify the facts, information, covenants and representations set forth in the foregoing documents. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity to the originals of all documents submitted to us as copies.

Carver Bancorp, Inc.
February 23, 2004                                                      Page 2.

         Based on the foregoing, we are of the opinion that the Shares which are being registered pursuant to the Registration Statement have been duly authorized and that, when issued and paid for in accordance with the terms of the Plan such Shares will be validly issued, fully paid and non-assessable.

         In rendering the opinion set forth above, we have not passed upon and do not purport to pass upon the application of "doing business" or securities or "blue-sky" laws of any jurisdiction other than the federal securities laws of the United States.

         This opinion is given solely for the benefit of the Corporation and purchasers of Shares under the Plan, and no other person or entity is entitled to rely hereon without our express written consent.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our Firm's name therein.

                                        Very truly yours,




                                        /s/ THACHER PROFFITT & WOOD LLP